UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 7, 2007

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In a patent infringement action before the United States International Trade Commission (ITC) entitled Baseband Processor Chips and Chipsets, Transmitter and Receiver (Radio) Chips, Power Control Chips, and Products Containing Same, Including Cellular Telephone Handsets, Broadcom Corporation was seeking to bar the importation of certain chips and chip sets manufactured by Qualcomm Corporation and wireless devices containing those chips and chipsets. All major U.S. wireless carriers, including Verizon Wireless, use Qualcomm chips to some degree.

On June 7, 2007, the ITC issued a “limited exclusion order” that bars the import of infringing chips and chipsets manufactured by or on behalf of Qualcomm and certain wireless communication devices containing an infringing chip. Companies may continue to import handheld wireless communications devices that are the same models as handheld wireless communications devices that were being imported for sale to the general public on or before June 7, 2007 and wireless communications devices that do not contain a chip that is programmed to infringe. The order will go into effect in 60 days unless it is disapproved by the President of the United States or stayed by the ITC or U.S. Court of Appeals for the Federal Circuit.

The effect of the order on the range of new models of handsets that will be available to Verizon Wireless’s customers in the future will depend upon the extent of the order’s applicability to Verizon Wireless, the extent to which reviewing authorities permit the order to take effect in its current form, and Qualcomm’s ability to provide non-infringing products or alternatives.

Qualcomm and other parties, including Verizon Wireless, have moved for a stay pending appeal. On June 11, 2007, the U.S. Court of Appeals for the Federal Circuit ordered the ITC to rule within 10 days on the stay motions, and if it denies those motions, to file a brief with the court by June 27 in response to the stay motions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	June 13, 2007	/s/ Marianne Drost
Marianne Drost
Senior Vice President, Deputy General Counsel and Corporate Secretary